Exhibit 4.2

Officers’ Certificate

Pursuant to Sections 102, 201, 301 and 303 of the Indenture

Dated: September 17, 2024

The undersigned, Ernest S. Rady, Chairman and Chief Executive Officer, and Adam Wyll, President, Chief Operating Officer and Secretary, of American Assets Trust, Inc., a Maryland corporation (“AAT”), the guarantor (the “Guarantor”) of the Securities referred to below and the sole general partner (the “General Partner”) of American Assets Trust, L.P., a Maryland limited partnership (the “Company”), hereby certify as follows:

The undersigned, having read the appropriate provisions of the Indenture, dated as of January 26, 2021 (the “Indenture”), among the Company, the Guarantor and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as successor in interest to U.S. Bank National Association, including Sections 102, 201, 301 and 303 thereof and the definitions in such Indenture relating thereto, and certain other corporate and partnership documents and records, and having made such examination and investigation as, in the opinion of the undersigned, each considers necessary to enable the undersigned to express an informed opinion as to whether (a) the conditions set forth in the Indenture relating to the establishment of the title and terms of the Company’s 6.150% Senior Notes due 2034 (the “Securities”), the form of certificate evidencing the Securities and the form and terms of the guarantee (the “Guarantee”) of the Guarantor to be endorsed on the certificates evidencing the Securities, have been satisfied, and (b) the conditions in the Indenture relating to the issuance, authentication and delivery of the Securities have been satisfied, each hereby certify that:

(i)

the title and terms of the Securities and the terms of the Guarantee to be endorsed on the certificates evidencing the Securities were established by the undersigned pursuant to authority delegated to them by resolutions duly adopted by the Board of Directors of AAT, on its own behalf and, in its capacity as General Partner, on behalf of the Company, on January 5, 2021 and December 13, 2023, and the unanimous written consent of the Pricing Committee of the Board of Directors of AAT, on its own behalf and, in its capacity as General Partner, on behalf of the Company, dated September 10, 2024 (collectively, the “Resolutions”) and such terms are set forth in Annex I and Annex II hereto;

(ii)

the form of certificate evidencing the Securities and the form of Guarantee to be endorsed on the certificates evidencing the Securities were established by the undersigned pursuant to authority delegated to them by the Resolutions and shall be in substantially the forms attached as Annex II hereto (it being understood that, in the event that Securities are ever issued in definitive certificated form, the legends appearing on the first page of such form of Securities may be removed);

(iii)

a true, complete and correct copy of the Resolutions, which were duly adopted by the Board of Directors of AAT and the Pricing Committee of such Board of Directors (as applicable), in each case on behalf of AAT and, in AAT’s capacity as General Partner, on behalf of the Company, and are in full force and effect in the form adopted on the date hereof, are attached as Annex III hereto and are also attached as an exhibit to the Certificate of the Secretary of the Company of even date herewith;

(iv)

the form, title and terms of the Securities and the form and terms of the Guarantee endorsed on the certificates evidencing the Securities have been established pursuant to and in accordance with Sections 201 and 301 of the Indenture and comply with the Indenture and, in the opinion of the undersigned, all conditions provided for in the Indenture (including, without limitation, those set forth in Sections 102, 201, 301 and 303 of the Indenture) relating to the establishment of the title and terms of the Securities and the terms of such Guarantee, the form of certificate evidencing the Securities and the form of such Guarantee and the issuance, execution, authentication and delivery of the Securities and such Guarantee have been complied with and satisfied; and

(v)	to the best knowledge of the undersigned, no Event of Default (as defined in the Indenture) has occurred and is continuing with respect to the Securities.

This certificate shall constitute an Officers’ Certificate (as defined in the Indenture) of the Company and the Guarantor and is being executed by the undersigned in their capacity as officers of the Guarantor and officers of the General Partner of the Company.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, we have hereunto set our hands as of the date first written above.

AMERICAN ASSETS TRUST, INC.

/s/ Ernest S. Rady
Ernest S. Rady
Chairman and Chief Executive Officer

/s/ Adam Wyll
Adam Wyll
President, Chief Operating Officer and Secretary

AMERICAN ASSETS TRUST, L.P.

By: American Assets Trust, Inc., as general partner

/s/ Ernest S. Rady
Ernest S. Rady
Chairman and Chief Executive Officer

/s/ Adam Wyll
Adam Wyll
President, Chief Operating Officer and Secretary

(Officers’ Certificate Pursuant to Sections 102, 201, 301 and 303 of the Indenture)

ANNEX I

Capitalized terms used in this Annex I and not otherwise defined herein have the same definitions as in the Indenture referred to in the Officers’ Certificate of which this Annex I constitutes a part.

(1)	The Securities of the series established hereby shall be known and designated as the “6.150% Senior Notes due 2034.”

(2)

The aggregate principal amount of the Securities of such series which may be authenticated and delivered under the Indenture is limited to $525,000,000, except for Securities of such series authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities of the same series pursuant to Sections 304, 305, 306, 1107 or 1305 of the Indenture. However, such series may be re-opened by the Company, without the consent of or notice to the Holders of the Securities of such series, for the issuance of additional Securities of such series, from time to time; provided that such additional Securities have the same terms and provisions as the Securities of such series issued on the date (the “Original Issue Date”) of the Officers’ Certificate of which this Annex I constitutes a part (except for any difference in issue date, issue price, date from which Interest will begin to accrue, Interest accrued prior to the issue date and first Interest Payment Date (as defined below)), and carry the same right to receive accrued and unpaid Interest, as the Securities of such series theretofore issued; provided, however, that, notwithstanding the foregoing, such series may not be reopened if the Company has effected legal defeasance or covenant defeasance with respect to the Securities of such series pursuant to Section 402 of the Indenture or has effected satisfaction and discharge with respect to the Securities of such series pursuant to Section 401 of the Indenture. All of the Securities of such series, including any additional Securities which may be issued upon a re-opening of such series, shall constitute a single series of Securities under the Indenture.

(3)

The Securities of such series are to be issuable only as Registered Securities without coupons and may, but need not, bear a corporate seal. The Securities of such series shall initially be issued in book-entry form and represented by one or more permanent Global Securities of such series, the initial depositary (together with any successors in such capacity, the “Depositary”) for the Global Securities of such series shall be The Depository Trust Company (“DTC”) and the depositary arrangements shall be those employed by whoever shall be the Depositary with respect to the Global Securities of such series from time to time. Notwithstanding the foregoing, certificated Securities of such series in definitive form may be issued in exchange for Global Securities of such series under the circumstances contemplated by Section 305 of the Indenture. Except as provided in Section 305 of the Indenture, beneficial owners of interests in a Global Security shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered Holders of such Global Security.

(4)

The Securities of such series shall be sold by the Company to the several underwriters named in the Underwriting Agreement, dated September 10, 2024, for whom Wells Fargo Securities, LLC, Mizuho Securities USA LLC and PNC Capital Markets LLC are acting as representatives, at a price equal to 99.021% of the principal amount thereof and the initial price to public of the Securities of such series shall be 99.671% of the principal amount thereof plus accrued Interest from September 17, 2024 if settlement occurs after that date, and underwriting discounts and commissions shall be 0.650% of the principal amount of such Securities.

(5)	The final maturity date of the Securities of such series on which the principal thereof is due and payable shall be October 1, 2034.

(6)

The principal of the Securities of such series shall bear Interest at the rate of 6.150% per annum from and including September 17, 2024 or from the most recent date to which Interest has been paid or duly provided for, payable semi-annually in arrears on April 1 and October 1 (each, an “Interest Payment Date”) of each year, commencing April 1, 2025, to the Persons in whose names such Securities (or one or more Predecessor Securities) are registered at the close of business on the March 15 and September 15, respectively, immediately prior to such Interest Payment Dates (each, a “Regular Record Date”), regardless of whether such Regular Record Date is a Business Day. Interest on the Securities of such series will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any principal of, or premium, if any, or Interest on, any of the Securities of such series is not paid when due, then such overdue principal and, to the extent permitted by law, such overdue premium or Interest, as the case may be, shall bear interest until paid or until such payment is duly provided for at the rate of 6.150% per annum.

(7)

The City of Los Angeles, California is hereby designated as a Place of Payment for the Securities of such series. The place where the principal of and premium, if any, and Interest (including the Redemption Price (as defined below) upon redemption pursuant to Article Eleven of the Indenture) on the Securities of such series shall be payable, where Securities of such series may be surrendered for the registration of transfer or exchange, and where notices or demands to or upon the Company or the Guarantor in respect of the Securities of such series and the Indenture may be served shall be the office or agency maintained by the Company for such purpose in The City of Los Angeles, California, which shall initially be an office of the Trustee in The City of Los Angeles, California, which on the date hereof is located at U.S. Bank Trust Company, National Association, 633 West Fifth Street, 24th Floor, Los Angeles, California 90071.

(8)

The following redemption provisions and definitions are hereby added to the Indenture for the benefit of the Securities of such series and the Holders of the Securities of such series and are hereby incorporated by reference in and made part of the Indenture for the benefit of the Securities of such series and the Holders of the Securities of such series as if set forth in full therein:

Prior to July 1, 2034 (three months prior to maturity) (the “Par Call Date”), the Company may redeem the Securities of such series at its option, in whole or in part, at any time and from time to time, at a redemption price (the “Redemption Price”) (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and Interest thereon discounted to the date fixed for such redemption (the “Redemption Date”) (assuming the Securities of such series matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points less (b) Interest accrued to the Redemption Date, and

(2) 100% of the principal amount of the Securities of such series to be redeemed,

plus, in either case, accrued and unpaid Interest thereon to the Redemption Date.

On or after the Par Call Date, the Company may redeem the Securities of such series, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities of such series being redeemed plus accrued and unpaid Interest thereon to the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the date the notice of redemption is given based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the date the notice of redemption is given H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding the date the notice of redemption is given of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Securities of such series to be redeemed.

In the case of a partial redemption, selection of the Securities of such series for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Securities of a principal amount of $2,000 or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption that relates to the Security will state the portion of the principal amount of the Security to be redeemed. A new Security in a principal amount equal to the unredeemed portion of the Security will be issued in the name of the Holder of the Security upon surrender for cancellation of the original Security. For so long as the Securities are held by DTC (or another Depositary), the redemption of the Securities of such series shall be done in accordance with the policies and procedures of the Depositary.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, Interest will cease to accrue on the Securities or portions thereof called for redemption.

The redemption of the Securities of such series shall otherwise be made as provided in the Indenture, including Article Eleven thereof.

(9)

The Securities of such series shall not be repayable or redeemable at the option of the Holders prior to the final maturity date of the principal thereof (except as provided in Article Five of the Indenture) and shall not be subject to a sinking fund or analogous provision.

(10)	The Securities of such series shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(11)	The Trustee shall be the initial trustee, Security Registrar, transfer agent and Paying Agent for the Securities of such series.

(12)	The entire outstanding principal amount of the Securities of such series shall be payable upon acceleration of the maturity of the Securities of such series pursuant to Section 501 of the Indenture.

(13)

Payment of the principal of, and premium, if any, and Interest on (including the Redemption Price payable upon redemption pursuant to Article Eleven of the Indenture) the Securities of such series shall be made in Dollars and the Securities of such series shall be denominated in Dollars.

(14)

Other than amounts payable upon redemption of the Securities of such series at the option of the Company prior to the Par Call Date in accordance with Section (8) above, the amount of payments of principal of and premium, if any, and Interest on the Securities of such series shall not be determined with reference to an index, formula or other similar method.

(15)

Neither the Company nor the Holders of the Securities of such series shall have any right to elect the currency in which payments of the principal of and premium, if any, and Interest on (including the Redemption Price payable upon redemption pursuant to Article Eleven of the Indenture) the Securities of the series are made.

(16)

In addition to the covenants set forth in the Indenture, the following covenants set forth below under the caption “Additional Covenants” in this Section (16) (the “Additional Covenants”) shall be and hereby are added to the Indenture for the benefit of the Securities of such series and the Holders of the Securities of such series, and the Additional Covenants, together with the defined terms (the “Additional Definitions”) set forth in Section (25) below under the caption “Additional Definitions”, are hereby incorporated by reference in and made part of the Indenture for the benefit of the Securities of such series and the Holders of the Securities of such series as if set forth in full therein; provided that the Additional Covenants and the Additional Definitions set forth below shall only be applicable with respect to the Securities of such series and the Additional Definitions and the Additional Covenants set forth below shall only be effective for so long as any of the Securities of such series is Outstanding:

Additional Covenants

(a)	Aggregate Debt Test.

(i)

The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Company and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) is greater than 60% of the sum of the following (without duplication):

(A)

the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter covered by AAT’s annual or quarterly report most recently furnished to Holders of the Securities or filed with the Commission, as the case may be; and

(B)

the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(ii)

For purposes of this covenant, Debt will be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

(b)	Debt Service Test.

(i)

The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters ending with the most recently ended fiscal quarter covered in AAT’s annual or quarterly report most recently furnished to Holders of the Securities or filed with the Commission, as the case may be, prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt (determined on a consolidated basis in accordance with GAAP), and calculated on the following assumptions:

(A)

such Debt and any other Debt (including without limitation Acquired Debt) incurred by the Company or any of its Subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds from such Debt (including to repay or retire other Debt) had occurred, on the first day of such period;

(B)

the repayment or retirement of any other Debt of the Company or any of its Subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making this computation, the amount of Debt under any revolving credit facility, line of credit or similar facility will be computed based upon the average daily balance of such Debt during such period); and

(C)

in the case of any acquisition or disposition by the Company or any of its Subsidiaries of any asset or group of assets with a fair market value in excess of $1.0 million since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

(ii)

If the Debt giving rise to the need to make the calculation described in this covenant or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate, then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire four-quarter period to the greater of the amount of such Debt outstanding at the end of such period or the average amount of such Debt outstanding during such period. For purposes of this covenant, Debt will be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

(c)	Secured Debt Test.

(i)

The Company will not, and will not permit any of its Subsidiaries to, incur any Debt (including without limitation Acquired Debt) secured by any Lien on any property or assets of the Company or any of its Subsidiaries, whether owned on the Original Issue Date or subsequently acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds from such Debt on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all outstanding Debt of the Company and its Subsidiaries which is secured by a Lien on any property or assets of the Company or any of its Subsidiaries is greater than 40% of the sum of (without duplication):

(A)

the Total Assets of the Company and its Subsidiaries as of the last day of the then most recently ended fiscal quarter covered in AAT’s annual or quarterly report most recently furnished to Holders of the Securities or filed with the Commission, as the case may be; and

(B)

the aggregate purchase price of any real estate assets or mortgages receivable acquired, and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Company or any of its Subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt.

(ii)

For purposes of this covenant, Debt will be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

(d)

Maintenance of Total Unencumbered Assets. The Company will not have at any time Total Unencumbered Assets of less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP. For purposes of this covenant, Debt will be deemed to be incurred by the Company or any of its Subsidiaries whenever the Company or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

(e)	Future Guarantors.

(i)

If at any time after the issuance of the Securities, including following any release of any Subsidiary that guarantees the Securities pursuant to the covenant described in this paragraph (such Subsidiary, a “Subsidiary Guarantor”) from its guarantee under the Indenture (a “Subsidiary Guarantee”), a Subsidiary of the Company (including any future Subsidiary) guarantees Unsecured Debt of the Company (that would constitute Debt under clause (a) of the definition thereof) in an amount equal to or greater than $5.0 million, AAT will cause such Subsidiary to guarantee the Securities by executing and delivering a supplemental indenture in accordance with the Indenture within 10 business days; provided that if the other Unsecured Debt of the Company being guaranteed by such Subsidiary that gives rise to the obligation of such Subsidiary Guarantor to guarantee the Securities pursuant to the covenant described in this paragraph is Acquired Debt, AAT will cause such Subsidiary to guarantee the Securities by executing and delivering a supplemental indenture in accordance with the Indenture within 30 days.

(ii)

For so long as (A) the Securities are rated at least BBB+, Baa1 or the equivalent, provided, that if such rating is equal to BBB+, Baa1 or the equivalent it must be without qualification by a negative outlook, negative watch or any other similar indication of potential downgrade (an “Applicable Rating”), by at least two of S&P, Moody’s and Fitch (or, if any of S&P, Moody’s or Fitch have been replaced in accordance with the definition of “Rating Agencies,” by at least two of the then-applicable Rating Agencies) and (B) no default has occurred and is continuing under the Indenture, the Company, AAT, and the Subsidiaries will not be subject to the covenant described above in Section 16(e)(i) (the “Suspended Covenant”).

(iii)

If at any time the Securities are no longer assigned an Applicable Rating by at least two of S&P, Moody’s and Fitch (or, if any of S&P, Moody’s or Fitch have been replaced in accordance with the definition of “Rating Agencies,” by at least two of the then-applicable Rating Agencies), then the Suspended Covenant will thereafter be reinstated (such date, the “Reinstatement Date”) and will be applicable pursuant to the terms of the Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the indenture) and, in the event that any Subsidiaries would be required to guarantee the Securities at the time of such reinstatement, the Subsidiary Guarantee of such Subsidiary shall be automatically reinstated on (or, if any such Subsidiary was not a Subsidiary Guarantor of the Securities at the time of the suspension, such entity shall enter into a supplemental indenture pursuant to which it shall become a Subsidiary Guarantor of the Securities under the Indenture within 10 Business Days of) such Reinstatement Date and, unless and until the Securities subsequently attain an Applicable Rating from at least two of S&P, Moody’s and Fitch (or, if any of S&P, Moody’s or Fitch have been replaced in accordance with the definition of “Rating Agencies,” by at least two of the then applicable Rating Agencies) and no default shall have occurred and be continuing (in which event the Suspended Covenant and the Subsidiary Guarantees will no longer be in effect for such time that the Securities maintain an Applicable Rating from two or more Rating Agencies, subject to subsequent reinstatement thereof under the circumstances described above in this paragraph). The period of time from and including the date of suspension of the Suspended Covenant to, but excluding, the Reinstatement Date or, if there is no Reinstatement Date, through and including the final maturity date of the Securities is referred to as a “Suspension Period.” For purposes of clarity, it is understood that there may be one or more Suspension Periods and one or more Reinstatement Dates. The Company shall provide an Officers’ Certificate to the Trustee indicating the occurrence of any Suspension Period, Suspended Covenant or Reinstatement Date. The Trustee shall have no obligation to monitor the ratings of the Securities, independently determine or verify if such events have occurred or notify the Holders of the Securities of any Suspension Period, Suspended Covenant or Reinstatement Date.

(iv)

The obligations of any Subsidiary Guarantor under such a Subsidiary Guarantee will be limited to the amount necessary to prevent such guarantee from constituting a fraudulent transfer or conveyance under applicable law. Any Subsidiary Guarantee will be a continuing guarantee and will inure to the benefit of and be enforceable by the Trustee, the Holders of the Securities and their successors, transferees and assigns.

(17)

Section 402 of the Indenture shall apply to the Securities of such series, provided that (i) the Company may effect legal defeasance (as defined in the Indenture) and covenant defeasance (as defined in the Indenture) pursuant to Section 402 only with respect to all (and not less than all) of the Outstanding Securities of such series and (ii) in addition to the covenants specifically referred to by section number in Section 402(3) of the Indenture, the Additional Covenants shall also be subject to covenant defeasance pursuant to Section 402(3) of the Indenture; provided that, anything herein to the contrary notwithstanding, the only portions of Section 1004 of the Indenture that shall be subject to covenant defeasance are the portions expressly identified in Section 402(3) of the Indenture as being subject to covenant defeasance.

(18)	The Company shall not be required to pay Additional Amounts with respect to the Securities of such series as contemplated by Section 1009 of the Indenture.

(19)	The Securities of such series shall not be convertible or exchangeable into the General Partner’s Common Stock or Preferred Stock.

(20)

The obligations of the Company under the Securities of such series and the Indenture shall be guaranteed by the Guarantor as provided in Article Sixteen of the Indenture and Guarantees endorsed on the certificates evidencing such Securities.

Subsidiary Guarantees

A Subsidiary Guarantor will be automatically and unconditionally released from its obligations under the Indenture and the related guarantee:

(a)

upon any sale, exchange or transfer to a Person not an affiliate of AAT of all of the equity interests held by the Company and its Subsidiaries in, or all or substantially all of the assets of, such Subsidiary Guarantor;

(b)	upon the liquidation or dissolution of such Subsidiary Guarantor; provided no Default or Event of Default shall occur as a result thereof; or

(c)	if the Company exercises its legal defeasance option or its covenant defeasance option under Section 402 of the Indenture;

provided, however, that in the case of clause (a) above, (x) such sale or other disposition is made to a Person other than the Company or any of its Subsidiaries and (y) such sale or disposition is otherwise permitted by the Indenture.

(21)

The Securities of such series will be senior unsecured obligations of the Company and the Guarantees of the Securities of such series set forth in Article Sixteen of the Indenture and endorsed on the certificates evidencing such Securities will be senior unsecured obligations of the Guarantor.

(22)

The provisions of Section 1010 of the Indenture shall be applicable with respect to any term, provision or condition set forth in the Additional Covenants, in addition to any term, provision or condition set forth in Sections 1004 through 1007, inclusive, of the Indenture.

(23)

The Securities of such series and the Guarantee endorsed on certificates evidencing the Securities of such series shall have such other terms and provisions as are set forth in the form of certificate evidencing the Securities of such series and form of related Guarantee endorsed thereon attached as Annex II to the Officers’ Certificate of which this Annex I is a part, all of which terms and provisions are incorporated by reference in and made a part of this Annex I and the Indenture for the benefit of the Securities of such series and the Holders of the Securities of such series as if set forth in full herein and therein.

(24)

As used in the Indenture with respect to the Securities of such series, in the certificates evidencing the Securities of such series and the Guarantees endorsed on the certificates evidencing the Securities of such series, all references to “premium” on the Securities of such series shall mean any amounts (other than accrued Interest) payable upon the redemption of any Securities of such series in excess of 100% of the principal amount of such Securities.

(25)

In addition to the definitions set forth in Article One of the Indenture, the terms of the Securities of such series shall include the additional definitions set forth below under the caption “Additional Definitions” and, in the event of a conflict between such additional definitions and the Indenture, such additional definitions will apply:

Additional Definitions

“Acquired Debt” means Debt of a Person:

(a)	existing at the time such Person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company; or

(b)	assumed by the Company or any of its Subsidiaries in connection with the acquisition of assets from such Person.

Acquired Debt shall be deemed to be incurred on the date the acquired Person is merged or consolidated with or into the Company or any of its Subsidiaries or becomes a Subsidiary of the Company or the date of the related acquisition, as the case may be.

“Annual Debt Service Charge” means, for any period, the interest expense of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication:

(a)	all amortization of debt discount and premium;

(b)	all accrued interest;

(c)	all capitalized interest; and

(d)	the interest component of finance lease obligations.

“Consolidated Income Available for Debt Service” for any period means Consolidated Net Income of the Company and its Subsidiaries for such period, plus amounts which have been deducted and minus amounts which have been added for, without duplication:

(a)	interest expense on Debt;

(b)	provision for taxes based on income;

(c)	amortization of debt discount, premium and deferred financing costs;

(d)	provisions for gains and losses on sales or other dispositions of properties and other investments;

(e)	property depreciation and amortization;

(f)	the effect of any non-recurring or other unusual non-cash items, as may be determined by the Company in good faith; and

(g)	amortization of deferred charges,

all determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” for any period means the amount of net income (or loss) of the Company and its Subsidiaries for such period, excluding, without duplication:

(a)	extraordinary items; and

(b)

the portion of net income (but not losses) of the Company and its Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by the Company or one of its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Debt” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of:

(a)	borrowed money or evidenced by bonds, notes, debentures or similar instruments;

(b)

indebtedness secured by any Lien on any property or asset owned by such Person, but only to the extent of the lesser of (a) the amount of indebtedness so secured and (b) the fair market value (determined in good faith by the Board of Directors of such Person or, in the case of the Company or a Subsidiary of the Company, by the General Partner’s Board of Directors or a duly authorized committee thereof) of the property subject to such Lien;

(c)

reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable; or

(d)	any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as a finance lease in accordance with GAAP,

and also includes, to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of the types referred to above of another Person (it being understood that Debt shall be deemed to be incurred by such Person whenever such Person shall create, assume, guarantee or otherwise become liable in respect thereof). Notwithstanding the foregoing, with respect to the Company, AAT or any Subsidiary, the term “Debt” shall not include Permitted Non-Recourse Guarantees of the Company, AAT or any Subsidiary until such time as they become primary obligations of, and payments are due and required to be made thereunder by, the Company, AAT or any Subsidiary. Additionally, in the case of clause (d) above, the term “Debt” shall not include any lease of property by such Person as lessee which is required to be reflected on such Person’s balance sheet as an operating lease in accordance with GAAP.

“Fitch” means Fitch Ratings Inc., or any successor or assignee of the business of such company in the business of rating debt.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided that if, as of a particular date as of which compliance with the covenants contained in the Indenture is being determined, there have been changes in accounting principles generally accepted in the United States of America from those that applied to AAT’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2023, the Company may, in its sole discretion, determine compliance with the covenants contained in the Indenture using accounting principles generally accepted in the United States of America as in effect as of the end of any calendar quarter selected by the Company, in its sole discretion, that is on or after December 31, 2023 and prior to the date as of which compliance with the covenants in the Indenture is being determined (“Fixed GAAP”), and, solely for purposes of calculating the covenants as of such date, “GAAP” shall mean Fixed GAAP.

“Moody’s” means Moody’s Investors Service, Inc. and any successor or assignee of the business of such company in the business of rating debt.

“Rating Agencies” means:

(a)	S&P;

(b)	Moody’s;

(c)	Fitch; or

(d) if S&P, Moody’s Fitch or any of them shall not make a rating of the Securities publicly available, a nationally recognized securities rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for S&P, Moody’s or Fitch, or any of them, as the case may be.

“S&P” means S&P Global Ratings, and its Subsidiaries, or any successor or assignee thereof in the business of rating debt.

“Total Assets” means the sum of, without duplication:

(a)	Undepreciated Real Estate Assets; and

(b)	all other assets (excluding accounts receivable and intangibles) of the Company and its Subsidiaries,

all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means the sum of, without duplication:

(a)	those Undepreciated Real Estate Assets that are not subject to a Lien securing Debt; and

(b)	all other assets (excluding accounts receivable and intangibles) of the Company and its Subsidiaries not subject to a Lien securing Debt,

all determined on a consolidated basis in accordance with GAAP; provided, however, that, in determining Total Unencumbered Assets as a percentage of outstanding Unsecured Debt for purposes of the Additional Covenant entitled “Maintenance of Total Unencumbered Assets” as set forth in Section (16)(d) of this Annex I, all investments in unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets, right-of-use assets associated with leases of property required to be reflected as finance leases on the balance sheet of the Company and its Subsidiaries in accordance with GAAP and related intangibles of the Company and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP; provided, however, that “Undepreciated Real Estate Assets” shall not include right-of-use assets associated with leases of property required to be reflected as operating leases on the balance sheet of the Company and its Subsidiaries in accordance with GAAP.

“Unsecured Debt” means Debt of the Company or any of its Subsidiaries that is not secured by a Lien on any property or assets of the Company or any of its Subsidiaries.

ANNEX II

Form of 6.150% Senior Note due 2034

and Form of Guarantee Endorsed Thereon

[Include only for Global Securities - UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY,” WHICH TERM INCLUDES ANY SUCCESSOR DEPOSITARY FOR THIS SECURITY) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

CUSIP: 02401L AB0

ISIN: US02401LAB09

No. R -

AMERICAN ASSETS TRUST, L.P.

6.150% Senior Notes due 2034

American Assets Trust, L.P., a Maryland limited partnership (herein called the “Company,” which term includes any successor under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to     , or its registered assigns, the principal sum of     DOLLARS ($    ) on October 1, 2034 at the office or agency of the Company maintained for that purpose in accordance with the terms of the Indenture, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay Interest, semi-annually in arrears on April 1 and October 1 of each year, commencing April 1, 2025, on said principal sum at said office or agency, in like coin or currency, at the rate per annum of 6.150%, from the April 1 or October 1, as the case may be, next preceding the date of this Note (as defined on the reverse hereof) to which Interest has been paid or duly provided for, unless no Interest has been paid or duly provided for on the Notes, in which case from September 17, 2024, until payment of said principal sum has been made or duly provided for. Except as otherwise provided in or permitted pursuant to Section 307 of the Indenture, the principal of and premium, if any, and Interest on the Notes shall be paid at the office or agency designated by the Company for such purpose.

The Company promises to pay Interest on overdue principal and (to the extent that payment of such Interest is permitted by applicable law) overdue premium, if any, and Interest at the rate of 6.150% per annum.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee (as defined on the reverse hereof) or a duly authorized Authenticating Agent under the Indenture.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.

Dated:	AMERICAN ASSETS TRUST, L.P.

	By:	American Assets Trust, Inc., as its sole general partner

By:
Name:
Title:

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 6.150% Senior Notes due 2034 referred to in the within-mentioned Indenture.

Dated:	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as successor Trustee to U.S. Bank National Association

By:
Authorized Signatory

[FORM OF REVERSE SIDE OF NOTE]

AMERICAN ASSETS TRUST, L.P.

6.150% Senior Notes due 2034

This Note is one of a duly authorized series of Securities of the Company, designated as its 6.150% Senior Notes due 2034 (herein called the “Notes”), issued under and pursuant to an Indenture, dated as of January 26, 2021 (as may be amended and supplemented from time to time, the “Indenture”), among the Company, American Assets Trust, Inc., a Maryland corporation (the “Guarantor”, which term includes any successor under the Indenture hereinafter referred to), and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor thereto under the Indenture), and the Officers’ Certificate of the Company and the Guarantor dated September 17, 2024, delivered pursuant to Sections 102, 201, 301 and 303 of the Indenture (the “Officers’ Certificate”), to which reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, the Guarantor and the Holders of the Notes. Terms (whether or not capitalized) that are defined in the Indenture and used but not otherwise defined in this Note shall have the respective meanings ascribed thereto in the Indenture.

If an Event of Default with respect to the Notes occurs and is continuing, then the principal of and accrued and unpaid Interest on all of the Notes may be declared or, in the case of certain Events of Default, shall automatically become, immediately due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting the Company, the Guarantor and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of all Outstanding Securities of each series affected by such supplemental indenture, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or the Securities of such series or modifying in any manner the rights of the Holders of the Securities of such series, subject to exceptions set forth in Section 902 of the Indenture. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes then Outstanding, on behalf of the Holders of all of the Notes, to waive compliance by the Company or the Guarantor with certain provisions of the Indenture and certain past defaults or Events of Default with respect to the Notes and their consequences.

No reference herein to the Indenture and no provision of this Note, the Guarantee endorsed on this Note or the Indenture shall alter or impair, as among the Company and the Holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and Interest on this Note at the place, at the respective times, at the rate, in the respective amounts and in the coin or currency herein and in the Indenture prescribed.

Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

The Notes are issuable in fully registered form, without coupons, in minimum denominations of $2,000 principal amount and in integral multiples of $1,000 principal amount in excess thereof. As provided in the Indenture and subject to certain limitations set forth therein, the Notes may be surrendered for registration of transfer or for exchange for a like aggregate principal amount of Notes of authorized denominations as requested by the Holders surrendering the same. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith, subject to exceptions set forth in the Indenture.

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The Company shall have the right to redeem the Notes, at its option, in whole or in part, at any time and from time to time, at the Redemption Price and on the terms and conditions set forth in the Indenture and the Officers’ Certificate.

Written notice of redemption must be given to Holders of the Notes (or portions thereof) to be redeemed not less than 10 nor more than 60 days prior to the applicable Redemption Date.

The Notes are not subject to redemption through the operation of any sinking fund.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the Notes, or because of any indebtedness evidenced thereby, shall be had against any past, present or future stockholder, employee, officer or director, as such, of the Company, the Guarantor or of any successor, either directly or through the Company, the Guarantor or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders and as part of the consideration for the issue of the Notes.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

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ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN–COM	as tenants in common

TEN–ENT	as tenant by the entireties

UNIF GIFT MIN ACT	Uniform Gifts to Minors Act

Cust	Custodian

JT–TEN	as joint tenants with right of survivorship and not under Uniform Gifts to Minors Act

(State)

Additional abbreviations may also be used though not in the above list.

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GUARANTEE

American Assets Trust, Inc., a Maryland corporation (hereinafter referred to as the “Guarantor,” which term includes any successor under the Indenture referred to below), hereby irrevocably and unconditionally guarantees on a senior basis on the terms set forth in the Indenture, the Guarantee Obligations, which include (i) the due and punctual payment of the principal of and premium, if any, and Interest (including the Redemption Price upon redemption pursuant to Article Eleven of the Indenture) on the 6.150% Senior Notes due 2034 (the “Notes”) of American Assets Trust, L.P., a Maryland limited partnership (the “Company,” which term includes any successor thereto under the Indenture), whether at Stated Maturity, upon acceleration, upon redemption or otherwise, the due and punctual payment of Interest on any overdue principal and (to the extent permitted by law) any overdue premium, if any, and Interest on the Notes, and the due and punctual performance of all other obligations of the Company to the Holders of the Notes or the Trustee all in accordance with the terms set forth in Article Fifteen of the Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration, call for redemption or otherwise.

This Guarantee has been issued under and pursuant to an Indenture, dated as of January 26, 2021 (as may be amended and supplemented from time to time, the “Indenture”), among the Company, the Guarantor and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank, National Association, as trustee (herein called the “Trustee,” which term includes any successor thereto under the Indenture), and the Officers’ Certificate of the Company and the Guarantor, dated September 17, 2024, delivered pursuant to Sections 102, 201, 301 and 303 of the Indenture (the “Officers’ Certificate”). Terms (whether or not capitalized) that are defined in the Indenture and used but not otherwise defined in this Guarantee shall have the respective meanings ascribed thereto in the Indenture.

The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Fifteen of the Indenture and reference is hereby made to such Indenture for the precise terms of this Guarantee.

Without limitation to the provisions of Article Fifteen of the Indenture, the Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, the benefit of discussion, protest or notice with respect to the Notes and all demands whatsoever.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or the Notes, or because of any indebtedness evidenced thereby, shall be had against any past, present or future stockholder, employee, officer or director, as such, of the Company or the Guarantor or of any successor, either directly or through the Company or the Guarantor or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released by the acceptance of the Notes by the Holders and as part of the consideration for the issue of the Notes.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors until full and final payment of all of the Company’s obligations under the Notes and the Indenture or until legally discharged in accordance with the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of the Notes, and, in the event of any transfer or assignment of rights by any Holder of the Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collection.

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This Guarantee shall not be valid or become obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is endorsed shall have been signed manually by the Trustee or a duly authorized Authenticating Agent under the Indenture.

The obligations of the Guarantor under this Guarantee shall be limited as provided in Article Fifteen of the Indenture to the extent necessary so that it does not constitute a fraudulent conveyance or fraudulent transfer.

THE TERMS OF ARTICLE FIFTEEN OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York.

(Signature Page Follows)

2

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

Dated:	AMERICAN ASSETS TRUST, INC., as Guarantor

By:
Name:
Title:

By:
Name:
Title:

ASSIGNMENT

For value received _____________________ hereby sell(s) assign(s) and transfer(s) unto _________________ (Please insert social security or other Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints ____________________ attorney to transfer said Note on the books of the Company, with full power of substitution in the premises.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

NOTICE: The signature on this Assignment must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

ANNEX III

Resolutions